EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 31st day of July, 1997 by and between CCB Financial Corporation, a North Carolina corporation (hereinafter, "CCB"), and William L. Abercrombie, Jr. (hereinafter, "Executive").

                         BACKGROUND

      Executive is the Chief Executive Officer of American Federal Bank, FSB, a federal stock savings bank ("American Federal"), which was acquired by CCB on the date hereof pursuant to an Agreement and Plan of Reorganization, dated as of February 17, 1997 (the "Merger Agreement") (the "Merger").

      CCB desires to employ Executive in accordance with the terms of this Agreement. Executive is willing to serve as an employee of CCB in accordance with the terms and conditions of this Agreement.

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Effective Date. The effective date of this Agreement (the "Effective Date") is the date on which the effective time of the Merger occurred.

     2. Employment.

         (a) Officer Positions. Executive will be employed as a Vice Chairman of the Board of Directors of CCB and as the President and Chief Executive Officer of CCB's principal banking subsidiary located in South Carolina (the "Bank"). Executive's responsibilities under this Agreement shall be in accordance with the policies and objectives established by the Board of Directors of CCB, and shall be consistent with the responsibilities of similarly situated executives of comparable banks and bank holding companies. In any such capacity, Executive will report directly to the Chief Executive Officer of CCB.

         (b) Director Position. Subject to all legal limitations and conditions applicable to service as a director of CCB, (i) the Board of Directors of CCB shall nominate and use its best efforts to secure the election of Executive as a director of CCB during the term of this Agreement, and (ii) if so elected, Executive shall serve as member of Executive Committee of the Board of Directors of CCB.

     3. Employment Period. Unless earlier terminated in accordance with Section 6 hereof, Executive's employment shall be for a five-year term (the "Employment Period"), beginning on the Effective Date. The Employment Period shall, without further action by Executive or CCB, be extended for an additional one-year period on each anniversary of the Effective Date; provided, however, that either party may, by notice to the other, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

      4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that with the approval of the Board of Directors of CCB, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, such companies or organizations, which, in such Board's judgment, will not present any material conflict of interest with CCB or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of Executive's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. During the Employment Period it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive's responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the date of this Agreement (as to which activities Executive shall have given written notice to CCB on or before June 1, 1997), the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities hereunder.

     5. Compensation and Benefits.

         (a) Base Salary. During the Employment Period, CCB will pay to Executive a base salary in the amount of $300,000 per year ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under CCB's payroll practices from time to time. The Compensation Committee of the Board of Directors of CCB shall review Executive's Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of CCB, may adjust Executive's Base Salary from year to year, but during the Employment Period the Board may not decrease Executive's Base Salary below $300,000, and periodic increases, once granted, shall not be subject to revocation. The annual review of Executive's salary by the Board will consider, among other things, Executive's own performance and CCB's performance.

         (b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of CCB and its affiliated companies, and on the same basis as such other senior executive officers, with full credit given for Executive's total accumulated years of service at American Federal for purposes of determining vesting and eligibility. Without limiting the foregoing, the following shall apply:

              (i) Executive's incentive bonus under CCB's regular incentive plan for 1997 shall be on the basis of a full year of service (i.e., not prorated as of the Effective Date).

              (ii) In addition to any bonus earned by Executive pursuant to CCB's regular incentive plans, CCB shall pay to Executive a monthly bonus for each of the 24 months immediately following the Effective Date in the amount of $24,300 (the "Signing Bonus"). If Executive's employment is terminated for Cause under Section 6(b)(ii) or (iii) of this Agreement, then CCB's obligation to pay the Signing Bonus shall cease as of the date of termination; otherwise such obligation shall continue for the full 24 month period, regardless of Executive's employment status.

              (iii) Each year during the term of this Agreement CCB will make stock options grants to Executive at the same level as made to Executive Vice Presidents of CCB, which grant in 1997 shall be the same percentage of the base salary of the other Executive Vice Presidents of CCB for 1997, less the value of any options granted in 1997 to Executive by American Federal prior to the Effective Date.

              (iv) CCB shall, if so requested by Executive, assume and maintain on behalf of Executive that certain Supplemental Retirement Benefit Agreement, dated as of December 19, 1994, between Executive and American Federal.

         (c) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by CCB and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive officers of CCB and its affiliated companies, with full credit given for Executive's total accumulated years of service at American Federal for purposes of determining vesting and eligibility (other than under CCB's retiree medical plan). Without limiting the foregoing, (i) CCB shall assume and maintain on behalf of Executive that certain life insurance policy identified on Exhibit A hereto, and (ii) for one year after Executive's death, CCB shall pay any premium required for any "qualified beneficiary" to continue his or her health care coverage in accordance with Title I, Part 6 of the Employee Retirement Security Act of 1974.

         (d)  Expenses.   During the Employment  Period,  Executive
shall   be  entitled  to  receive  prompt  reimbursement  for   all
reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of CCB and its affiliated companies to the extent applicable generally to other senior executive officers of CCB and its affiliated companies.

          (e) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of CCB and its affiliated companies in effect for senior executive officers of CCB and its affiliated companies.

     6. Termination of Employment.

         (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the
Employment Period. If CCB determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 13(g) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment with CCB shall terminate effective on the 60th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 60 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties for a period of at least 30 days. For purposes of this Agreement, "Disability" shall mean the absence of Executive from Executive's duties with CCB on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by CCB or its insurers and acceptable to Executive or Executive's legal representative, which acceptance shall not be unreasonably withheld.

        (b) Cause. CCB may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

              (i) the willful and continued failure of Executive to perform Executive's duties with CCB or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Executive by the Board or the Chief Executive Officer of CCB which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not performed Executive's duties;

               (ii) Executive's personal dishonesty, willful misconduct, or breach of a fiduciary duty from which he derives a personal profit;

             (iii) Executive's willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; or

              (iv) Executive's willful breach of any material term or condition of this Agreement.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" or a breach of fiduciary duty unless it is done, or omitted to be done, by
Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of CCB. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of CCB or based upon the advice of counsel for CCB after consultation with the Chief Executive Officer about such advice shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of CCB. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail. For purposes of this Section 6(b), any such finding by three-quarters of the Board shall be conclusive.

         (c) Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i)  the  assignment  to  Executive  of  any  duties
     materially inconsistent with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by
     Section 2(a) of this Agreement, or any other action by CCB which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CCB promptly after receipt of notice thereof given by Executive;

              (ii) any failure by CCB to comply with any of the provisions of Section 5 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by CCB promptly after receipt of written notice thereof given by Executive;

              (iii)    any relocation, to which Executive  has  not
     agreed, to an office of CCB or the Bank more than 35 miles (by most direct highway route) from the location of his office as of the Effective Date or any increase in Executive's required business travel, to which Executive has not agreed, amounting to a constructive relocation; provided, however, that Executive agrees that travel reasonably required in the ordinary course of business to CCB's headquarters in Durham, North Carolina, or between CCB's or its subsidiaries' banking offices in South Carolina will not constitute a constructive relocation.

               (iv)      any  purported  termination  by   CCB   of
     Executive's employment otherwise than as expressly permitted by this Agreement; or

              (v)  any  failure by CCB to comply with  and  satisfy
     Section 12(b) of this Agreement.

For purposes of this Section 6(c), any good faith determination of "Good Reason" made by Executive shall be conclusive.

        (d) Six-Month Window Period. Anything in this Agreement to the contrary notwithstanding, either party may terminate Executive's employment hereunder for any reason or no reason during the six-month period immediately following the second anniversary of the Effective Date. Such termination shall have the consequences set forth in Section 7(a) for a termination for Good Reason, except that the Remaining Employment Period (as defined in Section 7(a)(i)(B)) shall be deemed to be lesser of three years or the number of days then remaining in the Employment Period.

         (e) Notice of Termination. Any termination by CCB for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(g) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which
(i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by Executive or CCB to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or CCB, respectively, hereunder or preclude Executive or CCB, respectively, from asserting such fact or circumstance in enforcing Executive's or CCB's rights hereunder.

         (f) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by CCB for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by CCB other than for Cause or Disability, the Date of Termination shall be the date on which CCB notifies Executive of such termination, and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

     7. Obligations of CCB upon Termination.

        (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, CCB shall terminate Executive's employment other than for Cause, death or Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive's services rendered prior to such termination and as reasonable compensation for his compliance with the restrictive covenants set forth in Section 11 of this Agreement:

              (i) CCB shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                 A. the sum of (1) Executive's Base Salary through the Date of Termination to the extent not theretofore paid,
     (2) the product of (x) Executive's cash incentive bonus for the last completed fiscal year ("Most Recent Annual Bonus"), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                  B. the amount equal to the product of (1) the number of days remaining in the Employment Period from and after the Date of Termination (the "Remaining Employment Period"), and (2) Executive's Base Salary divided by 365; and

                  C. the amount equal to the product of (1) the number of days in the Remaining Employment Period, and (2) Executive's Most Recent Annual Bonus divided by 365; and

                  D.   any  remaining installments of  the  Signing
     Bonus; and

                  E.   an  amount equal to the excess  of  (a)  the
     actuarial equivalent of the benefit under CCB's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to Executive than those in effect under CCB's Retirement Plan on the Date of Termination), and any excess or supplemental retirement plans in which Executive participates (together, the "SERP") which Executive would receive if Executive's employment continued throughout the Remaining Employment Period, assuming for this purpose that all accrued benefits are fully vested, and, assuming that Executive's compensation in each remaining year of the Employment Period is the Base Salary plus the Most Recent Annual Bonus, over (b) the actuarial equivalent of Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

              (ii) for the Remaining Employment Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, CCB shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(c) of this Agreement if Executive's employment had not been terminated, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility and years-of-service credit (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed throughout the Remaining Employment Period and to have retired on the last day of such period;

               (iii) to the extent not theretofore paid or provided, CCB shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of CCB and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

               (iv) notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit his right to receive, or, to the extent such amounts have previously been paid to Executive, shall repay in full to CCB with interest at 8% per annum within thirty (30) days of a final determination of Executive's liability therefor as set forth below, the amount described in Sections 7(a)(i)(B) and (C) of this Agreement if at any time during the Employment Period or the Remaining Employment Period (the "Restricted Period") he violates the restrictive covenants set forth in Section 11 of this Agreement. Any determination of whether Executive has violated such covenants shall be made by arbitration in Greenville, South Carolina under the Rules of Commercial Arbitration (the "Rules") of the American Arbitration
     Association, which Rules are deemed to be incorporated by reference herein; provided, however, that either party may seek equitable remedies in court.

         (b) Death. If Executive's employment is terminated by reason of Executive's death during the Employment Period, this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(b) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, (i) benefits under such plans, programs, practices and policies relating to death benefits, if any, as applicable generally to senior executive officers of CCB and its affiliated companies and their beneficiaries, and on the same basis as such senior executive officers and their beneficiaries, with full credit given for Executive's total accumulated years of service at American Federal for purposes of determining vesting and eligibility, (ii) the death benefits under the life insurance policy identified on Exhibit A hereto, (iii) the beneficiary health care coverage referred to in Section 5(c) of this Agreement, and
(iv) any remaining installments of the Signing Bonus.

        (c) Disability. If Executive's employment is terminated by reason of Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(c) shall include, without limitation, and Executive shall be entitled after the Disability Effective Date to receive, (i) disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as applicable generally to senior executive officers of CCB and its affiliated companies and their families, and on the same basis as such senior executive officers and their families, with full credit given for Executive's total accumulated years of service at American Federal for purposes of determining vesting and eligibility, and (ii) any remaining installments of the Signing Bonus.

         (d) Cause; Other than for Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive (x) his Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, unless the termination of Executive's Employment was for Cause as defined in clause (ii) or (iii) of Section 6(b), the term Other Benefits as utilized in this Section 7(d) shall include, without limitation, any remaining installments of the Signing Bonus.

     8. Mandatory Reduction of Payments in Certain Events.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax.

         (b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 8(a)(i) and (ii) above shall be made by the Company's regular independent accounting firm at the expense of the Company or, at the election and expense of the Executive, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 8(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by CCB or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 13(e), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with CCB or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with CCB or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     10. Full Settlement. CCB's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which CCB may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under  any  of  the provisions of this Agreement and  such  amounts shall not be reduced whether or not Executive obtains other employment. CCB agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (to the extent that Executive is successful, in whole or in part, in such contest) by CCB, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     11.    Covenants.

         (a) Covenant Not to Compete. During the Restricted Period (as defined in Section 7(a)(iv) of this Agreement), Executive shall not, within the States of South Carolina and North Carolina, directly or indirectly, in any capacity, render his services, or engage or have a financial interest in, any business that shall be competitive with any of those business activities in which CCB or its subsidiaries are engaged as of the date of Executive's termination of employment, which business activities include the provision of banking and related financial services (collectively, the "Business"); provided, however, that Executive's beneficial ownership of 3% or less of any class of securities listed for trading on a national securities exchange or traded on the Nasdaq National Market or in the over-the-counter market and reported by Nasdaq shall not constitute a "financial interest" in violation of this covenant. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or territory, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law.

          (b) Covenant Not to Solicit Customers. During the Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any other person, partnership, limited liability company, corporation or other entity ("Person") (other than CCB or an affiliate), solicit the provision of services included in the Business to any Person who is or was (i) a customer of CCB or any of its affiliates for whom CCB or any of its affiliates provided services included in the Business during any part of the 12-month period immediately prior to the date of Executive's termination as an employee of CCB or the Bank, or (ii) a potential customer of CCB or any of its affiliates to whom CCB or any of its affiliates solicited the provision of services included in the Business during any part of the 12-month period immediately prior to the date of Executive's termination as an employee of CCB or the Bank.

          (c) Covenant Not to Solicit Employees. During the Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any other Person, solicit, recruit or entice, directly or indirectly, any employee of CCB or its affiliates to leave the employment of CCB or such affiliate to work with Executive or with any Person with which Executive is or becomes affiliated or associated.

         (d) Reasonableness of Scope and Duration. The parties hereto agree that the covenants and agreements contained in this
Section 11 are reasonable in their scope and duration, and they intend that they be enforced, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

        (e) Enforceability. Executive agrees that monetary damages would not be a sufficient remedy for any breach or threatened breach of the provisions of this Section 11, and that in addition to all other rights and remedies available to CCB, CCB shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.

        (f) Separate Covenants and Severability. The covenants and agreements contained in this Section 11 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable as a result. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.

     12.    Assignment and Successors.

        (a) Executive. This Agreement is personal to Executive and without the prior written consent of CCB shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

         (b) CCB. This Agreement shall inure to the benefit of and be binding upon CCB and its successors and assigns. CCB will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CCB to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CCB would be required to perform it if no such succession had taken place. As used in this Agreement, "CCB" shall mean CCB as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     13.    Miscellaneous.

         (a) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

         (b) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         (c) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         (d) Other Agents. Nothing in this Agreement is to be interpreted as limiting CCB from employing other personnel on such terms and conditions as may be satisfactory to it.

         (e) Entire Agreement. On the date hereof, Executive and American Federal have entered into a separate Employment Agreement (the "AFB Agreement"), which relates specifically to Executive's employment as the President and Chief Executive Officer of American Federal and contains certain bank regulatory limitations imposed by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Except as provided herein or in the AFB Agreement, this Agreement contains the entire agreement between CCB and Executive with respect to the subject matter hereof and that it supersedes and invalidates any previous agreements or contracts including employment agreements (other than the AFB Agreement), including, without limitation, that certain Amended and Restated Employment Agreement, dated September 1, 1993, as further amended and restated as of March 20, 1997, by and between American Federal and Executive. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or in the AFB Agreement, shall be of any force or effect.

         (f) Governing Law. Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

         (g) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

            To CCB: CCB Financial Corporation
                    111 Corcoran Street
                    Durham, North Carolina 27702-0931
                    Facsimile No. (919) 683-6881
                    Attention: Chief Executive Officer

          To Executive: William L. Abercrombie, Jr.
                    300 East McBee Avenue
                    Greenville, South Carolina 29601
                    Facsimile No. (864) 255-7504

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

          (h) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                              CCB FINANCIAL CORPORATION


                              By:   /s/  ERNEST C. ROESSLER
                              Title: President and CEO


                              ABERCROMBIE:


                              /s/  WILLIAM L. ABERCROMBIE, JR.
                              William L. Abercrombie, Jr.